EXHIBIT 23a

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No’s. 33-30856, 33-38411, 33-38587, 33-44788, 333-47403, 33-52691, 33-30756-02, 33-58187, 333-02873, 333-65424, 333-107414 and 333-144893 on Form S-8 of our report dated June 26, 2009 (which report expresses and unqualified opinion and includes and explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards No. 157 effective January 1, 2008), appearing in this Annual Report on Form 11-K of the Bristol-Myers Squibb Company Savings and Investment Program relating to the financial statements and supplemental schedule of the Bristol-Myers Squibb Company Savings and Investment Program for the year ended December 31, 2008.

/s/ Deloitte & Touche LLP

Parsippany, New Jersey

June 26, 2009

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